Exhibit 99.1

Warner Chilcott Announces Early Tender Results and Receipt of Consents from a Majority of Holders of its 8 3/4% Senior Subordinated Notes due 2015

Ardee, Ireland – December 30, 2009. Warner Chilcott plc (Nasdaq: WCRX) today announced that its subsidiary Warner Chilcott Corporation (the “Company”) has received and accepted for purchase approximately $290.5 million aggregate principal amount of its 8 3/4% Senior Subordinated Notes due 2015 (Cusip No. 93443MAC5) (the “Notes”) validly tendered by 11:59 p.m., New York City time, on Tuesday, December 29, 2009, (the “Consent Date”), and has received consents from holders of approximately 76% of the Notes as of the Consent Date. The consents are sufficient to effect all of the proposed amendments to the indenture governing the Notes as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated December 15, 2009 and the related Letter of Transmittal and Consent (the “Offer to Purchase”), pursuant to which the tender offer and consent solicitation are being made. The proposed amendments eliminate substantially all of the restrictive covenants and certain events of default and eliminate or modify related provisions contained in the indenture. The Company has executed a supplemental indenture effecting the proposed amendments to the indenture, and the supplemental indenture is binding on the holders of Notes not purchased in the tender offer.

The Offer to Purchase more fully sets forth the terms of the tender offer and consent solicitation.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on January 14, 2010, unless extended or earlier terminated by the Company (the “Expiration Date”). Holders tendering their Notes after the Consent Date will receive only the tender offer consideration of $1,017.50 per $1,000 principal amount of Notes tendered. The Company will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the tender offer from the last interest payment date to, but not including, the date on which the Notes are purchased. Tenders of Notes after the Consent Date may not be validly withdrawn except as required by law.

To the extent any Notes remain outstanding following the expiration of the tender offer, the Company intends to redeem all such Notes on or about February 1, 2010 at the redemption price set forth in the indenture of 104.375% of the aggregate principal amount of such remaining Notes, plus accrued and unpaid interest.

The Company will fund the consideration for the tender offer and redemption, if necessary, with proceeds from its new $350.0 million Term B loan facility, together with cash on hand.

The Company has retained BofA Merrill Lynch to serve as the dealer manager and solicitation agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to (646) 855-3401 (collect) or (888) 292-0070 (toll-free). Requests for documents may be directed to Global Bondholder Services Corporation, the information agent for the tender offer, at (212) 430-3774 (banks and brokers) or (866) 470-3900 (toll-free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and consent solicitation is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offer and consent solicitation.

Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. Warner Chilcott is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G.

Read more on www.wcrx.com.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

Forward Looking Statements:

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facilities to produce our products or production or regulatory problems affecting either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and our Current Report on Form 8-K filed on November 2, 2009; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

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